UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

                              (Amendment No. 5)

                           HAEMONETICS CORPORATION

                                COMMON STOCK

                                405024-10-0
                                (CUSIP No.)


Check the following box if a fee is being Paid with this statement    [ ]




CUSIP No. 405024-10-0

      (1)   Names of Reporting Persons S. S. or I. R. S.
            Identification Nos. of Above Persons

            James L. Peterson
            71142311156

      (2)   Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
                  ---------
            (b)
                  ---------

      (3)   SEC Use Only

            --------------------------------------

      (4)   Citizenship or Place of Organization          U.S.

      Number of        (5)    Sole Voting Power            ----
      Shares
      Beneficially     (6)    Shared Voting Power          ----
      Owned by
      Each Reporting   (7)    Sole Dispositive Power       ----
      Person
      With             (8)    Shared Dispositive Power     ----

      (9)   Aggregate Amount Beneficially Owned by Each Reporting Person

            ----

      (10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

            (See Instructions)

      (11)  Percent of Class represented by Amount in Row (9)    ----

      (12)  Type of Reporting Person (See Instructions)        IN



Item 1(a)   Name of Issuer:    HAEMONETICS CORPORATION
---------   ---------------

Item 1(b)   Address of Issuer"s Principal Executive Offices:
---------   ------------------------------------------------

            400 Wood Road, Braintree, MA 02184

Item 2(a)   Name of person Filing:        James L. Peterson
---------   ----------------------

Item 2(b)   Address of Principal Business Office or, if none, Residence:
---------   ------------------------------------------------------------

            Same as above

Item 2(c)   Citizenship:        U.S.
---------   ------------

Item 2(d)   Title of Class of Securities:        Common Stock
---------   -----------------------------

Item 2(e)   CUSIP Number    405024-10-0
---------   ------------

Item 3      Not Applicable
------      --------------

Item 4      Ownership:
------      ----------

            (a)  Amount Beneficially Owned:    ---

            (b)  Percent of Class:    ---

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       ---

                 (ii)  shared power to vote or to direct the vote:

                       ---

                 (iii) sole power to dispose or to direct the disposition of:

                       ---

                 (iv)  shared power to dispose or to direct the disposition of:

                       ---



Item 5      Ownership of Five Percent or Less of a Class:
------      ---------------------------------------------

            Yes

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
------      ----------------------------------------------------------------

            Not Applicable

Item 7      Identification and Classification of the Subsidiary Which Acquired
------      the Security Being Reported on By the Parent Holding Company:
            ------------------------------------------------------------------

            Not Applicable

Item 8      Identification and Classification of Member of the Group:
------      -------------------------------------------------------

            Not Applicable

Item 9      Notice of Dissolution of Group:    Not Applicable
------      -------------------------------

Item 10     Certification:        Not Applicable
-------     --------------


Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Signed:  /s/ BRIGID A. MAKES
                                        -----------------------------

                               Name:    Brigid A. Makes
                                        -----------------------------

                               Title:   Vice President, Finance
                                        -----------------------------


Date:  February 13, 1997